Exhibit (g)(16)

February 21, 2014

State Street Bank and Trust Company

Attn: Michael Rogers

2000 Crown Colony Dr.

Quincy, MA 02169

Ladies and Gentlemen:

This is to advise you that Artisan Partners Funds, Inc. has established a new series of shares to be known as Artisan High Income Fund. The series has two classes, Investor Shares and Advisor Shares. In accordance with the Additional Funds provision in Section 18 of the Custodian Contract dated March 7, 1995, as amended April 27, 2000, August 6, 2003 and November 1, 2008, between Artisan Partners Funds, Inc. and State Street Bank and Trust Company, Artisan Partners Funds, Inc. hereby requests that you act as Custodian for the new series under the terms of the Custodian Contract.

Please indicate your acceptance of this appointment as Custodian by executing two copies of this Letter Agreement, returning one copy to us and retaining one copy for your records.

ARTISAN PARTNERS FUNDS, INC.

By:	/s/ Gregory K. Ramirez
Gregory K. Ramirez Chief Financial Officer

Agreed to as of this 28th day of February, 2014

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Executive Vice President